Exhibit 99.1

Connecture Introduces Jeff Surges as New CEO, Changes to

Executive Leadership Team as Company Prepares for Accelerated Growth

BROOKFIELD, Wis. – Nov. 12, 2015 – Connecture, Inc. (NASDAQ: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced Jeff Surges will assume leadership as CEO effective November 17, 2015. Doug Schneider, current CEO since January 2012, will continue with Connecture as President and Chief Product Officer, and retain his seat on the company’s Board of Directors.

Surges will be responsible for driving all company growth strategies, operations, business functions, and overall organizational development. He joins Connecture following his most recent and senior roles as Chairman of Strategic Health Services (SHS) and President of Healthgrades. Prior to those positions, Surges served as CEO and as a Director of Merge Healthcare, as well as President of Allscripts Healthcare Solutions.

“Jeff has immense experience with hospital and health systems, as well as in the benefits administration and wellness platform space,” said David A. Jones, Jr., Chairman of the Connecture Board of Directors. “Under his leadership, we’re confident about our future both within the current payor markets and beyond as the market shifts to new and emerging trends.”

Today’s announcement marks an important evolution for the company: establishing the leadership and talent necessary to advance Connecture to the next stage of growth to capture a larger market and business opportunity. During the coming months, Surges and Schneider will work closely with company leadership to establish strategies and streamline execution processes to better serve the company’s customers and realize the growth opportunities ahead.

“We are pleased to welcome Jeff to the Connecture team,” said Schneider. “Jeff not only has a background of outstanding accomplishments in healthcare IT, including leadership of a public company, but he also has the vision, experience, contacts, and sheer force of personality to lead Connecture forward. Jeff is exactly the right person for Connecture and at a time where we are poised for enormous opportunity.”

Building on his more than 20 years of experience in the healthcare IT industry, Schneider will be responsible for all product development and product management, as well as leading technology innovations and engineering.

“Doug’s contributions to Connecture during the past four years have positioned the company for success,” Jones added. “This decision and transition is the latest example of Doug’s leadership and strategic foresight.”

“Connecture has accomplished what so many companies talk about, strategize for and aspire to be, yet very few actually get there,” said Surges. “I’m proud and excited to lead Connecture into a new phase.”

About Connecture:

Connecture (NASDAQ:CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-

pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

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ReviveHealth

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Westwicke Partners, LLC

peter.vozzo@westwicke.com

Phone: (443) 213-0500